FORM 4	UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP	OMB APPROVAL OMB Number: 3235-0287 Expires: January 31, 2005
[ ]	Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940	Estimated average burden hours per response.... 0.5

(Print or Type Responses)
1.	Name and Address of Reporting Person*	2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
(Check all applicable)
Occidental Petroleum Corporation			Premcor Inc.
			PCO				Director	X 10% Owner
(Last) (First) (Middle)							Officer (give title	Other (specify
Occidental Petroleum Corporation		3.	I.R.S. Identification Number	4.	Statement for Month/Day/Year		below)	below)
10889 Wilshire Boulevard			of Reporting Person, if an
			entity (voluntary)		01/29/2003
(Street)
				5.	If Amendment, Date of Original
Los Angeles, California 90024			95-4035997		(Month/Year)
						7.	Individual or Joint/Group Filing (Check Applicable Line)
(City) (State) (Zip)							Form filed by One Reporting Person
X Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1.	Title of Security	2.	Transaction	2a.	Deemed	3.	Transaction Code		4.	Securities Acquired (A) or		5.	Amount of	6.	Ownership	7.	Nature of
	(Instr. 3)		Date		Execution				Disposed of (D)				Securities		Form:		Indirect
					Date, if any		(Instr. 8)						Beneficially		Direct (D) or		Beneficial
			(Month/Day/						(Instr. 3, 4 and 5)				Owned at End		Indirect (I)		Ownership
			Year)		(Month/Day/								of Month
					Year)		Code	V	Amount	(A) or (D)	Price		(Instr. 3 and 4)		(Instr. 4)		(Instr. 4)

	Common Stock		01/29/2003				P		274,573	A	$19.20	1,908,209		D

	Common Stock		01/29/2003				P		1,025,427	A	$19.20	7,126,437		I		(1)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

FORM 4 (continued)                               Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned

(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative	2.	Conver-	3.	Trans-	3a.	Deemed	4.	Transac-	5.	Number of Deriv-	6.	Date Exer-	7.	Title and Amount of	8.	Price	9.	Number	10.	Owner-	11.	Na-
	Security		sion or		action		Execu-		tion Code		ative Securities		cisable and Ex-		Underlying		of		of Der-		ship		ture
	(Instr. 3)		Exercise		Date		tion		(Instr. 8)		Acquired (A) or		piration Date		Securities		Deriv-		ivative		Form		of In-
			Price of				Date,				Disposed of (D)		(Month/Day/		(Instr. 3 and 4)		ative		Secur-		of De-		direct
			Deriv-		(Month/		if any				(Instr. 3, 4 and 5)		Year)				Secur-		ities		rivative		Bene-
			ative		Day/												ity		Bene-		Secur-		ficial
			Security		Year)		(Month/												ficially		ity:		Own-
							Day/										(Instr.		Owned		Direct		ership
							Year)					Date	Expira-		Amount or		5)		at End		(D) or		(Instr. 4)
								Code	V	(A)	(D)	Exer-	tion	Title	Number of				of		Indi-
												cisable	Date		Shares				Month		rect (I)
																			(Instr. 4)		(Instr. 4)

Explanation of Responses:
(1) Owned by Occidental C.O.B. Partners, an indirect wholly-owned subsidiary of Occidental Petroleum Corporation.

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations.	OCCIDENTAL PETROLEUM CORPORATION
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:	File three copies of this Form, one of which must be manually signed.	By:	/s/ STEPHEN I. CHAZEN		January 29, 2003
If space is insufficient, see Instruction 6 for procedure.
			**Signature of Reporting Person		Date
Potential persons who are to respond to the collection of information contained in this form are not			Name:	Stephen I. Chazen
required to respond unless the form displays a currently valid OMB control number.			Title:	Chief Financial Officer and Executive Vice President - Corporate Development

JOINT FILER INFORMATION

Name:		Occidental C.O.B. Partners

Address:		110 West 7th Street P.O. Box 300 Tulsa, Oklahoma 74102

Designated Filer:		Occidental Petroleum Corporation

Issuer & Ticker Symbol:		Premcor Inc. (PCO)

Date of Event Requiring Statement:		01/29/2003

Signature:		OCCIDENTAL C.O.B. PARTNERS by OXY USA Inc., its managing partner

	By:	/s/ STEPHEN I. CHAZEN
Stephen I. Chazen Executive Vice President

JOINT FILER INFORMATION

Name:		Placid Oil Company

Address:		10889 Wilshire Boulevard Los Angeles, California 90024

Designated Filer:		Occidental Petroleum Corporation

Issuer & Ticker Symbol:		Premcor Inc. (PCO)

Date of Event Requiring Statement:		01/29/2003

Signature:		PLACID OIL COMPANY

	By:	/s/ STEPHEN I. CHAZEN
Stephen I. Chazen Executive Vice President

JOINT FILER INFORMATION

Name:		OXY USA Inc.

Address:		5 Greenway Plaza Houston, Texas 77046

Designated Filer:		Occidental Petroleum Corporation

Issuer & Ticker Symbol:		Premcor Inc. (PCO)

Date of Event Requiring Statement:		01/29/2003

Signature:		OXY USA INC.

	By:	/s/ STEPHEN I. CHAZEN
Stephen I. Chazen Executive Vice President

JOINT FILER INFORMATION

Name:		Occidental Oil and Gas Holding Corporation

Address:		10889 Wilshire Boulevard Los Angeles, California 90024

Designated Filer:		Occidental Petroleum Corporation

Issuer & Ticker Symbol:		Premcor Inc. (PCO)

Date of Event Requiring Statement:		01/29/2003

Signature:		OCCIDENTAL OIL AND GAS HOLDING CORPORATION

	By:	/s/ STEPHEN I. CHAZEN
Stephen I. Chazen Executive Vice President

JOINT FILER INFORMATION

Name:		Occidental Petroleum Investment Co.

Address:		10889 Wilshire Boulevard Los Angeles, California 90024

Designated Filer:		Occidental Petroleum Corporation

Issuer & Ticker Symbol:		Premcor Inc. (PCO)

Date of Event Requiring Statement:		01/29/2003

Signature:		OCCIDENTAL PETROLEUM INVESTMENT CO.

	By:	/s/ J.R. HAVERT
J. R. Havert Vice President and Treasurer